Exhibit 10.8

California Commercial Lease Agreement

This Commercial Lease Agreement (“Lease”) is made and effective January 29, 2007 by and between Spyglass Tesla, LLC (“Landlord”) and Vizio Inc. (“Tenant”).

Landlord is the owner of land and improvements commonly known and numbered as 39 Tesla, Irvine, California 92618 and legally described as follows (the “Building”): About Twenty Seven Thousand and Three Hundred Square Feet Industrial R&D Commercial Building located at 39 Tesla, California 92618.

Landlord desires to lease the Leased Premises to Tenant, and Tenant desires to lease the Leased Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1. Term.

A. Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for an “Initial Term” beginning February 1, 2007 and ending January 31, 2012. Landlord shall use its best efforts to give Tenant possession as nearly as possible at the beginning of the Lease term. If Landlord is unable to timely provide the Leased Premises, rent shall abate for the period of delay. Tenant shall make no other claim against Landlord for any such delay.

B. Tenant may renew the Lease for one extended term of two, five (5) year terms. Tenant shall exercise such renewal option, if at all, by giving written notice to Landlord not less than ninety (90) days prior to the expiration of the Initial Term. The renewal term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as provided in this Lease.

2. Rental.

A. Tenant shall pay to Landlord during the Initial Term rental of Sixty-one thousand and five hundred dollars ($61,500.00) per month. Each installment payment shall be due in advance on the first day of each calendar month during the lease term to Landlord at 39 Tesla, Irvine, CA 92618 or at such other place designated by written notice from Landlord or Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis. Tenant shall also pay to Landlord a “Security Deposit” in the amount of Sixty-one thousand and five hundred dollars ($61,500.00).

B. The Rental increase per year is designated on Schedule A of the attached form.

C. The rental for any renewal lease term, if created as permitted under this Lease, shall be stated on Schedule A of the attached form.

3. Use

Notwithstanding the forgoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

4. Sublease and Assignment.

Tenant shall have the right with Landlord’s consent, to assign this Lease to a corporation with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to a purchaser of substantially all of Tenant’s assets. Except as set forth above, Tenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without Landlord’s consent, such consent not to be unreasonably withheld or delayed.

5. Repairs.

During the Lease term, Tenant shall make, at Tenant’s expense, all necessary repairs to the Leased Premises. Repairs shall include such items as routine repairs of floors, walls, ceilings, and other parts of the Leased Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Lease.

6. Alterations and Improvements.

Tenant, at Tenant’s expense, shall have the right following Landlord’s consent to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant’s property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that all damage to the Leased Premises caused by such removal shall be repaired by Tenant at Tenant’s expense.

7. Property Taxes.

Landlord shall pay, prior to delinquency, all general real estate taxes and installments of special assessments coming due during the Lease term on the Leased Premises, and all personal property taxes with respect to Landlord’s personal property, if any, on the Leased Premises. Tenant shall be responsible for paying all personal property taxes with respect to Tenant’s personal property at the Leased Premises.

8. Insurance.

A. If the Leased Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant’s agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance.

B. Landlord shall maintain fire and extended coverage insurance on the Building and the Leased Premises in such amounts as Landlord shall deem appropriate. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises.

C. Tenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord, such insurance to afford minimum protection of not less than $2,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Landlord shall be listed as an additional insured on Tenant’s policy or policies of comprehensive general liability insurance, and Tenant shall provide Landlord with current Certificates of Insurance evidencing Tenant’s compliance with this Paragraph. Tenant shall obtain the agreement of Tenant’s insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts within the Leased Premises or the Building.

9. Utilities.

Tenant shall pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord. ln the event that any utility or service provided to the Leased Premises is not separately metered, Landlord shall pay the amount due and separately invoice Tenant for Tenant’s pro rata share of the charges. Tenant shall pay such amounts within fifteen (15) days of invoice. Tenant acknowledges that the Leased Premises are designed to provide standard office use electrical facilities and standard office lighting. Tenant shall not use any equipment or devices that utilizes excessive electrical energy or which may, in Landlord’s reasonable opinion, overload the wiring or interfere with electrical services to other tenants.

10. Signs.

Following Landlord’s consent, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Landlord may refuse consent to any proposed signage that is in Landlord’s opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Leased Premises or use of any other tenant. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant.

11. Entry.

Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant’s business on the Leased Premises.

12. Parking.

During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord reserves the right to designate parking areas within the Building or in reasonable proximity thereto, for Tenant and Tenant’s agents and employees. Tenant shall provide Landlord with a list of all license numbers for the cars owned by Tenant, its agents and employees.

13. Building Rules.

Tenant will comply with the rules of the Building adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing.

14. Damage and Destruction.

Subject to Section 8 A. above, if the Leased Premises or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Tenant’s purposes, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage docs not render the Leased Premises unusable for Tenant’s purposes, Landlord shall promptly repair such damage at the cost of the Landlord. In making the repairs called for in this paragraph, Landlord shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Landlord. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Tenant’s purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments arc to be made, any such advance payments shall be refunded to Tenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant’s reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Tenant’s purposes.

15. Default.

If default shall at any time be made by Tenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not surrendered, Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

16. Quiet Possession.

Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

17. Condemnation.

If any legally, constituted authority condemns the Building or such part thereof which shall make the Leased Premises unsuitable for leasing, this Lease shall cease when the public authority takes possession, and Landlord and Tenant shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

18. Subordination.

Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Leased Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Leased Premises of the Building, and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. In the event that Tenant should fail to execute any instrument of subordination herein required to be executed by Tenant promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest. Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

19. Security Deposit.

The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. Unless otherwise provided by mandatory non-waivable law or regulation, Landlord may commingle the Security Deposit with Landlord’s other funds. Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.

20. Notice.

Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by United States certified mail, return receipt requested, addressed as follows:

If to Landlord to:

SPYGLASS TESLA, LLC

39 TESLA

IRVINE, CA 92618

If to Tenant to:

SPYGLASS TESLA, LLC

39 TESLA

IRVINE, CA 92618

Landlord and Tenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

21. Brokers.

Tenant represents that Tenant was not shown the Premises by any real estate broker or agent and that Tenant has not otherwise engaged in, any activity which could form the basis for a claim for real estate commission, brokerage fee, finder’s fee or other similar charge, in connection with this Lease.

22. Waiver.

No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

23. Memorandum of Lease.

The parties hereto contemplate that this Lease should not and shall not be filed for record, but in lieu thereof, at the request of either party, Landlord and Tenant shall execute a Memorandum of Lease to be recorded for the purpose of giving record notice of the appropriate provisions of this Lease.

24. Headings.

The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.

25. Successors.

The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

26. Consent.

Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord’s consent is required or desirable under this Lease.

27. Performance.

If there is a default with respect to any of Landlord’s covenants, warranties or representations under this Lease, and if the default continues more than fifteen (15) days after notice in writing from Tenant to Landlord specifying the default, Tenant may, at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next accruing installment or installments of rent payable hereunder until Tenant shall have been fully reimbursed for such expenditures, together with interest thereon at a rate equal to the lessor of twelve percent (12%) per annum or the then highest lawful rate. If this Lease terminates prior to Tenant’s receiving full reimbursement, Landlord shall pay the unreimbursed balance plus accrued interest to Tenant on demand.

28. Compliance with Law.

Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant’s use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.

29. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

30. Governing Law.

This Agreement shall be governed, construed and interpreted by, through and under the Laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

/s/ Paul Wang 1/29/07
Paul Wang, MANAGER, SPYGLASS TESLA, LLC

[ILLEGIBLE] *** 1/29/07
VIZIO INC.

ADDENDUM A

YEAR 1 THRU 5 PAYMENT SCHEDULE:

YEAR 1: $61,500.00 PER MONTH (GROSS RENT)

YEAR 2: $64,575.00 PER MONTH (GROSS RENT)

YEAR 3: $67,805.00 PER MONTH (GROSS RENT)

YEAR 4: $71,195.00 PER MONTH (GROSS RENT)

YEAR 5: $74,75500 PER MONTH (GROSS RENT)

RENEWAL TERMS ARE AT 5% INCREASE PER ANNUM. (MAXIMUM)

THIRD AMENDMENT OF CALIFORNIA COMMERCIAL LEASE AGREEMENT

THIS THIRD AMENDMENT OF CALIFORNIA COMMERCIAL LEASE AGREEMENT (the “Amendment”) is made and entered into this 26th day of January, 2011, by and between Spyglass Tesla, LLC (“Landlord”) and VIZIO, Inc. (formerly known as V, Inc.), a California corporation (“Tenant”).

Effective as of November 1, 2010 (“Effective Date”), Landlord and Tenant hereby agree to amend certain California Commercial Lease Agreement between the parties dated January 29, 2007 (the “Lease”), which relates to the Premises located at 39 Tesla, Irvine, CA 92618, as follows:

1.     In Paragraph 1.A of the Lease, the date of January 31, 2012 as the expiration date of Initial Term is deleted and replaced with January 31, 2017.

2.     All prior addendums and schedules reflecting base rent and/or rate of rent increase are replaced by Addendum “A” (Effective November 1, 2010), attached hereto as Exhibit “A”.

3.     Tenant agrees to pay (as part of the Gross Rent amount) for new tenant improvements completed by Landlord for warehouse conversion project in order to provide additional offices, conference rooms, and showroom in total sum of $750,000 (the “Project”) amortized throughout the term of the Lease. The monthly Gross Rent amount will include a pro rata portion of total cost of the Project on a monthly basis from the completion date of the Project to the end of the Lease Term. The Project was scheduled to be completed by November 1, 2010. Tenant shall remain responsible for the full payment of the total sum of the Project notwithstanding any early termination of the Lease for any reason other than due to an uncured material breach by Landlord.

4.     Landlord shall advance payment for Trash, Janitorial, Pest Control, HVAC Maintenance contract, on behalf of Tenant; such payments to be added to NNN charges. NNN charges will be summarized at year end. Any positive or negative balance will be applied to invoice and remitted to Tenant.

5.     The rental for any renewal or option lease term, if properly created or exercised in accordance with the Lease, shall be as stated on Addendum A to the Lease.

6.     Except as expressly stated above, the Lease remains in full force and effect.

Exhibit “A”

ADDENDUM “A” (Effective November 1, 2010)

This revised addendum is for the California Commercial Lease Agreement Dated January 29, 2007 (the “Lease”), between VIZIO, Inc. (formerly V, Inc., the “Tenant”) and Spyglass Tesla, LLC (the “Landlord”) for property located at 39 Tesla, Irvine, California 92618.

1.     The annual rate of increase for base rental shall be five percent (5%) through January 31, 2012 and the greater of CPI or three (3.0%) thereafter.

2.     REVISED MONTHLY BASE RENT PAYMENT SCHEDULE (NOVEMBER 1, 2010)

NOV 1, 2010 – JAN 31, 2011:	$2.08	PER SQUARE FOOT*+
FEB 1, 2011 – JAN 31, 2012:	$2.19	PER SQUARE FOOT*+
FEB 1, 2012 – JAN 31, 2013:	$2.10	PER SQUARE FOOT+
FEB 1, 2013 – JAN 31, 2014:	$2.16	PER SQUARE FOOT**+
FEB 1, 2014 – JAN 31, 2015:	$2.23	PER SQUARE FOOT**+
FEB 1, 2015 – JAN 31, 2016:	$2.29	PER SQUARE FOOT**+
FEB 1, 2016 – JAN 31, 2017:	$2.36	PER SQUARE FOOT**+

*	Subject to pro rata share of the total cost for prior tenant improvements completed before the effective date of this Addendum in the aggregate amount of $10,494.98 per month.
**	Estimated Base Rent based on assumption of 3.0% annual increase; subject to CPI review as provided for by Sec. 1 above.
+	Subject to additional pro rata share of the total cost for new warehouse conversion tenant improvement project scheduled to be completed by November 1, 2010 in the amount of $12,150.53 per month.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

LANDLORD		TENANT

By:	/s/ Paul Wang	By:	/s/ Kurtis Binder
Name:	Paul Wang	Name:	Kurtis Binder
Title:	Manager	Title:	Vice President / Controller
Date:	Jan 26, 2011	Date:	January 26, 2011

FOURTH AMENDMENT OF CALIFORNIA COMMERCIAL LEASE AGREEMENT

THIS FOURTH AMENDMENT OF CALIFORNIA COMMERCIAL LEASE AGREEMENT (the “Fourth Amendment”) is made and entered into this      day of July 2017, by and between Spyglass Tesla, LLC (“Landlord”) and VIZIO, Inc. (formerly known as V, Inc.), a California corporation (“Tenant”).

Landlord and Tenant hereby agree as follows:

The California Commercial Lease Agreement between the parties dated January 29, 2007 (the “Lease”), as amended by the Third Amendment of California Commercial Lease Agreement dated January 26, 2011 (the “Third Amendment”, and collectively with the Lease, the “Amended Lease”), which relates to the Premises located at 39 Tesla, Irvine, CA 92618, is hereby extended for an additional term of five (5) years for an Extension Term beginning February 1, 2017 and ending January 31, 2022 (the “Third Extension Term”). The Third Extension Term shall be at the rental rate set forth in the Monthly Base Rent Schedule below and otherwise upon the same covenants, conditions and provisions as provided in the Amended Lease.

Each rent installment payment will be due in advance on the first day of each calendar month during the Third Extension Term to Landlord at 39 Tesla, Irvine, CA 92618 or at such other place designated by written notice from Landlord.

Monthly Base Rent Schedule:

Feb 1, 2017 – January 31, 2018:	$51,870.00
Feb 1, 2018 – January 31, 2019:	$53,944.80
Feb 1, 2019 – January 31, 2020:	$56,102.59
Feb 1, 2020 – January 31, 2021:	$58,346.70
Feb 1, 2021 – January 31, 2022:	$60,680.56

Except as expressly amended above, the Lease remains in full force and effect. In the event of any conflict with the Lease or any Amendments (including the Third Amendment), this Fourth Amendment shall supersede any prior amendments to the Lease.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment on the date first written above.

LANDLORD		TENANT

By:	/s/ Paul Wang	By:	/s/ Ben Wong
Name:	Paul Wang	Name:	Ben Wong
Title:	Manager	Title:	President & COO
Date:	7/21/17	Date:	8/11/17